                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12
                              CHIRON CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.

/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

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    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

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
         [LOGO]

                                                                   April 1, 1999

To the Stockholders of
CHIRON CORPORATION

    You are cordially invited to attend the Annual Meeting of Stockholders of Chiron Corporation on May 13, 1999, at 10:00 a.m., which will be held in the auditorium at our Emeryville headquarters, 1450 53rd Street, Emeryville, California 94608.

    At this year's meeting you will be asked to elect five directors and to ratify the selection of the independent auditors. The accompanying Notice of Annual Meeting and Proxy Statement describe these proposals. We urge you to read this information carefully.

    Also included in this package is Chiron's 1998 Annual Report. The Annual Report is in summary form, and contains selected financial data, our letter to stockholders, and highlights of operations. You will find the Company's audited consolidated financial statements in the Company's Annual Report on Form 10-K for 1998, which accompanies the Annual Report.

    Whether or not you plan to attend the Annual Meeting, please sign, date and return the enclosed proxy promptly in the accompanying reply envelope. If you decide to attend the Annual Meeting and wish to change your proxy vote, you may do so by giving notice and voting in person at the Annual Meeting.

    We look forward to seeing you at the Annual Meeting.

                                          /S/ SEAN P. LANCE

                                          Sean P. Lance,
                                          PRESIDENT AND
                                          CHIEF EXECUTIVE OFFICER

                               CHIRON CORPORATION
                               4560 HORTON STREET
                          EMERYVILLE, CALIFORNIA 94608
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 13, 1999

TO THE STOCKHOLDERS OF CHIRON CORPORATION:

    You are hereby notified that the Annual Meeting of Stockholders of Chiron Corporation ("Chiron" or the "Company") will be held at 1450 53rd Street, Emeryville, California, on Thursday, May 13, 1999, at 10:00 a.m., for the following purposes:

        1. To elect four directors to hold office until the Annual Meeting of Stockholders in the year 2002 and one director to hold office until the Annual Meeting of Stockholders in the year 2000;

        2. To ratify the selection of KPMG LLP as independent auditors for the fiscal year ending December 31, 1999; and

        3. To transact such other business that may properly come before the Annual Meeting or any adjournments or postponements thereof.

    The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

    Stockholders of record at the close of business on March 19, 1999 will be entitled to vote at the Annual Meeting.

    WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE SIGN, DATE, AND RETURN THE ENCLOSED PROXY IN THE REPLY ENVELOPE PROVIDED. The prompt return of your proxy will assist us in preparing for the Annual Meeting. Even if you have returned your proxy, you may still vote in person if you attend the Meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to attend and vote at the meeting, you must obtain from such broker, bank or other nominee a proxy issued in your name.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          /s/ WILLIAM G. GREEN

                                          William G. Green,
                                          SECRETARY

Emeryville, California
April 1, 1999

                                PROXY STATEMENT
                                      FOR
                         ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 13, 1999

                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

    These proxy materials are furnished in connection with the solicitation of proxies by the Board of Directors of CHIRON CORPORATION, a Delaware corporation ("Chiron" or the "Company"), for use at the Annual Meeting of Stockholders of Chiron (the "Annual Meeting"), and at any continuation or adjournment thereof. The Annual Meeting will be held on Thursday, May 13, 1999 at 10:00 a.m. in the auditorium at the Company's Emeryville headquarters, 1450 53rd Street, Emeryville, California 94608. These proxy materials were first mailed to stockholders on or about April 1, 1999.

VOTING BY PROXY AND REVOCABILITY OF PROXIES

    If you are unable to attend the Annual Meeting, you may vote by proxy. The enclosed proxy is solicited by the Chiron Board of Directors and, when the proxy card is returned properly completed, it will be voted as you direct on your proxy card. You are urged to specify your choices on the enclosed proxy card. If a proxy card is signed and returned without choices specified, in the absence of contrary instructions, the shares of Chiron common stock ("Common Stock") represented by such proxy will be voted "FOR" Proposals 1 and 2 and will be voted in the proxy holders' discretion as to other matters that may properly come before the Annual Meeting.

    You may revoke or change your proxy at any time before it is exercised at the Annual Meeting. To do this, send a written notice of revocation or another signed proxy with a later date than appears on the proxy you wish to revoke to the Secretary of Chiron, William G. Green, at the Company's principal executive office. You also may revoke your proxy by giving notice and voting in person at the Annual Meeting.

    If your shares are held of record by a broker, bank or other nominee and you wish to attend and vote at the Annual Meeting, you must obtain from such broker, bank or other nominee a proxy issued in your name.

SOLICITATION

    The Company will pay the cost of soliciting these proxies, including printing, handling, and mailing of this Proxy Statement, the proxy and related material furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, custodians, nominees, and fiduciaries holding shares of Common Stock in their names which are beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners for their costs of forwarding proxy material to the beneficial owners. Certain officers, directors, and regular employees of Chiron may solicit proxies by telephone, facsimile or in person. These persons will receive no extra compensation for their services.

VOTING RIGHTS AND OUTSTANDING SHARES

    The Company has one type of security entitled to vote at the Annual Meeting, its Common Stock. If you were a stockholder of record of Common Stock at the close of business on March 19, 1999, you may vote at the Annual Meeting. Each share entitles you to one vote on each matter to come before the Annual

Meeting. On March 19, 1999, there were 181,427,057 shares of Common Stock issued and outstanding. The Certificate of Incorporation of the Company does not provide for cumulative voting.

VOTING OF SHARES HELD BY NOVARTIS

    The Company has a strategic alliance with Novartis AG ("Novartis"). As of February 1, 1999, Novartis held shares representing approximately 44% of the Company's outstanding Common Stock. A Governance Agreement dated as of November 20, 1994 between the Company and Novartis (the "Governance Agreement") contains provisions relating to, among other things, the nomination of directors to the Company's Board of Directors. Under the terms of the Governance Agreement, Novartis is permitted to designate three candidates for nomination to the Board. (The number of candidates Novartis is permitted to designate declines if it owns less than 30% of the Company's outstanding Common Stock.) So long as the Board has the required number of directors designated by it, Novartis is required to be present for purposes of establishing a quorum at stockholder meetings relating to the election of directors, and further is required to vote all of its shares of Common Stock in favor of any nominee selected in accordance with the provisions of the Governance Agreement. The Company believes that Novartis will vote all of its shares in favor of each of the nominees named in Proposal 1.

    For more on the Company's relationship with Novartis, see "Certain Relationships and Related Transactions".

VOTING PROCEDURES

    All votes will be tabulated by the inspector of elections appointed for the Annual Meeting. The inspector of elections will separately tabulate affirmative votes, negative votes, abstentions and broker non-votes. (Broker non-votes are shares represented at the meeting, but with respect to which the authority to vote on a particular proposal has been withheld.) Shares represented by proxies that reflect abstentions or broker non-votes will be counted as shares that are present and entitled to vote for purposes of determining a quorum. With respect to the election of directors, abstentions and broker non-votes will be treated as not voted. The five director nominees who receive the greatest number of votes actually cast will be elected.

                                   PROPOSAL 1
                             ELECTION OF DIRECTORS

    The Governance Agreement between the Company and Novartis provides that the Board of Directors of the Company (the "Board") will be comprised of 11 directors, and that the Nominating Committee of the Board will nominate three management directors, including the two most senior executives of the Company and a third employee or other person otherwise designated as a management director (each, a "Management Director"), three persons designated by Novartis (each, an "Investor Director") and the remaining directors who must meet certain criteria demonstrating their independence from both Novartis and the Company (each, an "Independent Director"). The number of Investor Directors that Novartis is permitted to designate for nomination declines if its ownership interest in the Company is less than 30 percent.

    The Company's Restated Certificate of Incorporation, as amended, provides that the Board of Directors will be divided into three classes, each class consisting, as nearly as possible, of an equal number of directors. Directors are elected for staggered three year terms.

    There are four directors currently on the Board in the class whose term expires in 1999: Mr. Coleman (an Independent Director), Dr. Herrling (an Investor Director), Dr. Rutter (a Management Director) and Mr. Schuler (an Independent Director). The Board of Directors has nominated each of these directors for election to the Board. If elected at the Annual Meeting, each of these nominees would serve until the

Annual Meeting in the year 2002 and until his successor is elected and qualified, or until such director's earlier death, resignation, or removal.

    In addition, Dr. Krauer has announced his intention to resign from his current position as Chairman of Novartis at Novartis' annual meeting of stockholders in April 1999 and to resign from his position as a Director of the Company at the Company's Annual Meeting. The Board of Directors has nominated Raymund Breu for election to the Board to fill the position that will be vacated by Dr. Krauer's resignation. If elected at the Annual Meeting, Dr. Breu would serve until the Annual Meeting in the year 2000 and until his successor is elected and qualified, or until his earlier death, resignation, or removal.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF EACH NAMED NOMINEE.

    The persons named on the enclosed proxy (the "proxy holders") will vote for election of the above-named nominees unless you have withheld authority for them to do so on your proxy card. In the event that a nominee is unable to or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee named by the present Board of Directors to fill the vacancy. As of the date of this Proxy Statement, the Board of Directors is not aware of any nominee who is unable to or who will decline to serve as a director.

    Set forth below is biographical information for the nominees and for each person whose term will continue after the Annual Meeting.

NOMINEES FOR ELECTION FOR A THREE-YEAR TERM EXPIRING AT THE ANNUAL MEETING OF
  STOCKHOLDERS IN 2002

    LEWIS W. COLEMAN, age 57, a director of the Company since 1991, is the Chief Executive Officer of the Montgomery Division of NationsBanc Montgomery Securities LLC. From 1997 to 1998, he was a Senior Managing Director, Co-Director of Investment Banking and a member of the Executive Committee at NationsBanc Montgomery Securities. Mr. Coleman held similar positions with Montgomery Securities from 1995 until its merger with NationsBank in October 1997. Prior to joining Montgomery Securities, Mr. Coleman was Vice Chairman of the Board of Directors and the Chief Financial Officer of BankAmerica Corp. from February 1993 until December 1995. Mr. Coleman joined Bank of America in 1986 as Executive Vice President and Chief Credit Officer, World Banking Group. He also headed the Capital Markets Group and later served from 1990 to 1993 as Vice Chairman of the Board and Head of the World Banking Group at Bank of America. Before joining Bank of America, Mr. Coleman spent 10 years with Wells Fargo Bank. Currently, Mr. Coleman also sits on the Board of Conservation International, the San Francisco Symphony and the California Academy of Sciences.

    PAUL L. HERRLING, age 52, a director of the Company since 1997, is the Head of Research at Novartis Pharma AG and a member of the Novartis Pharma Executive Board. Previously, he was Head of Preclinical Research Basel and Vice President and Deputy Member of the Board of Management, Sandoz Pharma Ltd., from 1992 through 1993, and Head of Corporate Research and Senior Vice President and Member of the Board of Management for Sandoz Pharma Ltd. from 1994 through 1996.

    WILLIAM J. RUTTER, age 70, is a co-founder of the Company and has served as its Chairman of the Board since the Company's inception in 1981. In 1969, Dr. Rutter joined the faculty of the University of California, San Francisco ("UCSF"), as Herzstein Professor, and served as the Chairman of the Department of Biochemistry and Biophysics at UCSF from 1969 to 1982. From August 1983 through April 1989, in addition to his responsibilities at the Company, Dr. Rutter was the Director of the Hormone Research Institute at UCSF. In May 1989, Dr. Rutter became a full-time employee of the Company and vacated the Directorship of the Hormone Research Institute. He became a Professor Emeritus in 1991. From 1992 to the present, Dr. Rutter has served on the Board of Overseers, Harvard University. Dr. Rutter has also served on the Board of Trustees, Carnegie Institution of Washington, from 1995 to the present. Dr. Rutter currently is a member of the Board of Directors of Novartis AG but, having reached the statutory age of retirement, will step down at Novartis' annual shareholders' meeting in April.

    JACK W. SCHULER, age 58, a director of the Company since 1990, is Chairman of Stericycle, Inc., a company that processes, sterilizes and recycles medical waste, and Chairman of Ventana Medical Systems, Inc., a company that develops and manufactures instruments/reagent systems that automate immunohistochemistry. From 1987 to 1989, he was President and Chief Operating Officer of Abbott Laboratories ("Abbott"). He joined Abbott in 1972 as Director of Sales and Marketing for the diagnostics division, and held a series of diagnostic sales and management positions. He served on the Abbott Board of Directors from 1985 to 1989. Mr. Schuler is a member of the Board of Directors of Medtronic, Inc.

NOMINEE FOR ELECTION FOR A ONE-YEAR TERM EXPIRING AT THE ANNUAL MEETING OF
  STOCKHOLDERS IN 2000

    RAYMUND BREU, age 54, has been designated by Novartis as Dr. Krauer's successor to the Chiron Board and is the Chief Financial Officer and a Member of the Executive Committee of Novartis AG. Dr. Breu is responsible for all finance activities of the Novartis Group worldwide. He assumed those positions upon the formation of Novartis AG in December 1996, when Ciba-Geigy Limited merged with Sandoz Ltd. Prior to that, Dr. Breu spent over 20 years with Sandoz Ltd. and affiliates, serving as the Head of Group Finance and a Member of Sandoz Executive Board from 1993 to 1996; Group Treasurer of Sandoz Ltd. from 1990 to 1993; Chief Financial Officer of Sandoz Corporation from 1985 to 1990, where he was responsible for all Sandoz Finance activities in the US; and Head of Finances for the affiliated companies of Sandoz in the UK from 1982 to 1985. Dr. Breu joined the Group Treasury of Sandoz in 1975, and holds a doctorate in mathematics.

DIRECTORS CONTINUING IN OFFICE UNTIL THE ANNUAL MEETING OF STOCKHOLDERS IN 2000

    DONALD A. GLASER, age 72, a director of the Company since 1991, was a founder of Cetus Corporation, a member of Cetus' Board of Directors from 1971 to 1991, and Chairman of the Board of Scientific Advisors of Cetus. He has served on the faculty at the University of California, Berkeley, since 1959. Dr. Glaser received a Nobel Prize in Physics in 1960.

    SEAN P. LANCE, age 51, was appointed President and Chief Executive Officer effective May 1, 1998. During the prior thirteen years, Mr. Lance held various executive positions with Glaxo Holdings plc, London, England. In October 1996 he was appointed Managing Director of Glaxo Wellcome plc and in January 1997 he was appointed Chief Operating Officer and Chief Executive Designate of Glaxo Wellcome plc. From 1993 to 1996, Mr. Lance was Executive Director of Glaxo Holdings, responsible for commercial operations in the Middle East, Africa, Europe and Latin America. Mr. Lance was also President of the International Federation of Pharmaceutical Manufacturers Associations from October 1996 to February 1998, an Executive Member of the International Committee of Pharmaceutical Research and Manufacturers of America, and a director of the British Pharma Group. He also served on the Steering Committee of Healthcare 2000.

    PIETER J. STRIJKERT, age 63, a director of the Company since 1987, is Chairman of the Board of three Dutch companies: IntroGene b.v., Pharming Group N.V. and UBiSys b.v. Previously, he was a member of the Management Board of Gist-Brocades N.V., a fermentation and pharmaceutical company headquartered in The Netherlands, from 1985 until 1995, and was Chairman of the Supervisory Board of International Bio-Synthetics b.v. Dr. Strijkert is a Director of DepoTech Corporation, San Diego, California and Chairman of Pharming Group N.V.

DIRECTORS CONTINUING IN OFFICE UNTIL THE ANNUAL MEETING OF STOCKHOLDERS IN 2001

    VAUGHN D. BRYSON, age 60, a director of the Company since June 1997, is the President of Life Science Advisors. Mr. Bryson was a thirty-two year employee of Eli Lilly and Company ("Lilly") and served as the President and Chief Executive Officer of Lilly from 1991 to 1993. He was Executive Vice President of that company from 1986 until 1991. He served as a member of Lilly's Board of Directors from 1984 until his retirement in 1993. Mr. Bryson was Vice Chairman of Vector Securities International, Inc. from April 1994 to December 1996. He also is a director of Ariad Pharmaceuticals, Inc., Fusion Medical Technologies, Inc., Perclose, Inc., and Quintiles Transnational Corporation, and President of Clinical Products L.P.

    PIERRE E. DOUAZE, age 58, a director of the Company since 1995, was a member of the Executive Committee of management of Ciba-Geigy Limited from 1991 to 1996, and Head of Ciba-Geigy Limited's Pharma and Self-Medication Division from 1989 to 1996. From December 1996 through December 1997, he was a member of the Executive Committee of Novartis AG and Head of its Healthcare Division and Pharmaceutical Sectors. In December 1997, Mr. Douaze retired from Novartis AG. He currently serves as the Vice Chairman of Ares-Serono and as Vice Chairman of Pharming N.V.

    EDWARD E. PENHOET, age 58, a co-founder of the Company and a director since its inception in 1981, was appointed the Dean of the School of Public Health, at the University of California at Berkeley in July 1998. He served as Chief Executive Officer until May 1998, when Sean P. Lance became President and Chief Executive Officer and Dr. Penhoet became Vice Chairman of the Company. Dr. Penhoet has been a faculty member of the Biochemistry Department at the University of California, Berkeley, for 26 years. From March 1997 to January 1999, Dr. Penhoet served as Chairman of the California Healthcare Institute, a public policy research and advocacy organization located in La Jolla, California. Dr. Penhoet is a member of the Board of Directors of Onyx Pharmaceuticals, Inc.

BOARD COMMITTEES AND MEETINGS

    The Board of Directors held a total of thirteen meetings during 1998, including three actions adopted by unanimous written consent.

    From time to time the Company identifies opportunities for potential collaborations and other transactions or arrangements between the Company or one of its affiliates, on the one hand, and Novartis or one of its affiliates, on the other. Any such transaction is submitted to the Board for approval by a majority of disinterested Directors in accordance with applicable law. For this purpose, the disinterested Directors are the Independent Directors who, as described above, meet certain criteria demonstrating their independence from both Novartis and the Company. Mr. Bryson, Mr. Coleman, Dr. Glaser and Dr. Strijkert serve as Independent Directors and, effective January 1, 1999, Mr. Schuler was designated an Independent Director. During 1998, the Independent Directors held three meetings (in addition to the Board meetings described above).

    The Board has established six standing committees: an Audit Committee, a Compensation Committee, a Stock Option Plan Administration Committee, a Non-Employee Director Sub-Committee, a Nominating Committee, and a Strategic Planning Committee. The Strategic Planning Committee has not yet been activated. See "Certain Relationships and Related Transactions--Strategic Planning Committee". The Governance Agreement provides that the proportion of Investor Directors on each committee generally will be the same as the proportion of Investor Directors on the Board.

    The Audit Committee is responsible for finance, budget, audit, internal control, accounting, and related matters. Mr. Coleman serves as Chairman and Dr. Krauer and Mr. Schuler are members. The Audit Committee held three meetings during 1998.

    The Compensation Committee's principal functions are to evaluate the performance of the Company's executive officers, to consider and plan for executive officer succession, to review and approve executive compensation, to review the design and competitiveness of the Company's compensation plans generally and to administer the Company's stock option, stock purchase and executive officer variable cash compensation plans pursuant to the terms of those plans. The members of the Compensation Committee are non-employee directors and are ineligible to participate in any of the plans or programs which are administered by the Committee. Mr. Bryson chairs the Committee and Mr. Coleman, Dr. Glaser, Dr. Krauer and Dr. Strijkert serve as members. The Compensation Committee held six meetings in 1998, including two actions adopted by unanimous written consent.

    The Board has delegated to the Employee Stock Option Committee authority to make routine stock option grants calculated according to the policies, procedures and methodologies approved from time to time by the Compensation Committee, to any employee or consultant except executive officers and directors. Dr. Rutter and, until his resignation as Chief Executive Officer in May 1998, Dr. Penhoet served as members of the Employee Stock Option Committee. In May 1998 Mr. Lance was appointed to the Committee.

    The Board has delegated to a Non-Employee Director Sub-Committee authority to approve certain terms of stock awards approved from time to time by the Compensation Committee to officers and directors who are subject to Section 16(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), authorizing transactions that, for purposes of Section 16, are or may be deemed the disposition of the option or the underlying Common Stock. Mr. Bryson, Mr. Coleman and Dr. Strijkert serve as members of the Non-Employee Director Sub-Committee. The Non-Employee Director Sub-Committee held three meetings during 1998, including one action adopted by unanimous written consent.

    The Nominating Committee is responsible for matters relating to composition of the Board of Directors, including recruitment, nomination and succession. The Governance Agreement provides that, until the year 2000, the Nominating Committee will be comprised of two Independent Directors, one Management Director and one Investor Director. The Governance Agreement contains a number of other provisions relating to the composition and governance of the Nominating Committee beginning in the year 2000. See "Certain Relationships and Related Transactions". Dr. Rutter serves as Chairman and Mr. Coleman and Dr. Krauer serve as members of the Nominating Committee; there is a vacancy for one additional Independent Director to serve on the Committee. The Committee held one meeting during 1998. The Nominating Committee has not established a procedure for considering nominees for director nominated by stockholders of the Company. Stockholders may nominate candidates for director in accordance with the advance notice and other procedures contained in the Company's Bylaws.

    During 1998, all of the directors, except Dr. Herrling, attended at least 75 percent of the combined total number of meetings (including actions by written consent) of the Board and committees on which they served. Dr. Herrling attended 38% percent of the combined total number of meetings of the Board.

                                   PROPOSAL 2
               RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

    The Board of Directors has selected KPMG LLP to serve as the Company's independent auditors for the fiscal year ending December 31, 1999, and has directed that such selection be submitted for ratification by the stockholders at the Annual Meeting. Representatives of KPMG LLP are expected to be present at the Annual Meeting to respond to appropriate questions and to make a statement if they so desire.

    Stockholder ratification of the selection of KPMG LLP as the Company's independent auditors is not required by the Company's Restated Certificate of Incorporation, as amended, or the Company's Bylaws or otherwise. In the event that a majority of the shares voting on the matter does not vote in favor of ratifying the selection of KPMG LLP, the Board of Directors will reconsider the selection. Even if the selection is ratified, the Board of Directors in its discretion may direct the appointment of a different independent public accounting firm at any time during the year if the Board determines that such a change would be in the best interest of the Company.

    The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and voting on the matter will be required to ratify the selection of KPMG LLP.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 2.

                           CERTAIN BENEFICIAL OWNERS

    The following table lists all persons known by Chiron to own beneficially, as of February 1, 1999, five percent or more of the outstanding shares of its Common Stock. On February 1, 1999, there were 180,409,499 shares of Chiron Common Stock outstanding.

                                                                       AMOUNT AND
                                                                        NATURE OF
                                                                       BENEFICIAL     PERCENT
NAME AND ADDRESS OF BENEFICIAL OWNER                                  OWNERSHIP (1)   OF CLASS
--------------------------------------------------------------------  -------------   --------
Novartis AG ........................................................  79,319,796(2)      44%
  Schwarzwaldallee 215
  CH-4002
  Basel, Switzerland

------------------------
(1) Under the terms of the Governance Agreement, Novartis is permitted to acquire up to 49.9 percent of the Company's Common Stock through market purchases and to participate pro rata in certain issuances of new securities by the Company. In addition, in certain instances, under the terms of a Market Price Option Agreement between Novartis and the Company, Novartis is permitted to purchase Common Stock directly from the Company upon the satisfaction of certain conditions. See "Certain Relationships and Related Transactions" for a further discussion of Chiron's relationships with Novartis.

(2) Includes 348,028 shares of the Company's Common Stock which underlie a convertible subordinated note held by Novartis.

             SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

    The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of February 1, 1999 by: (i) each director; (ii) each individual that served as Chief Executive Officer during 1998 and the four other most highly compensated executive officers during 1998 (the "Named Executive Officers"), and (iii) all directors and executive officers as a group.

                                                                                AMOUNT AND
                                                                                 NATURE OF
                                                                                BENEFICIAL           PERCENT OF
NAME OF BENEFICIAL OWNER                                                    OWNERSHIP (1)(2)(3)         CLASS
--------------------------------------------------------------------------  -------------------      -----------
Richard W. Barker.........................................................          75,618           *
Vaughn D. Bryson..........................................................          10,840           *
Lewis W. Coleman..........................................................          72,756           *
Pierre E. Douaze..........................................................          35,664           *
Donald A. Glaser..........................................................         356,010           *
William G. Green..........................................................         449,506           *
Paul L. Herrling..........................................................          12,352           *
Alex Krauer...............................................................          32,664           *
Sean P. Lance.............................................................           1,562           *
Edward E. Penhoet.........................................................       1,174,790           *
William J. Rutter.........................................................       3,555,951           2.0%
Jack W. Schuler...........................................................         122,102           *
Pieter J. Strijkert.......................................................          53,808           *
Lewis T. Williams.........................................................         260,492           *
All directors and executive officers as a group
  (23 persons)............................................................       7,296,197           4.0%

------------------------
*   Less than 1%.

(1) This disclosure is made pursuant to certain rules and regulations promulgated by the Securities and Exchange Commission and the number of shares shown as being beneficially owned may not be deemed to be beneficially owned for other purposes. Unless otherwise indicated in the footnotes, each of the named individuals has sole voting and/or investment power with respect to such shares.

(2) The number of shares shown as beneficially held includes shares which the individuals shown have the right to acquire on February 1, 1999 or within 60 days thereafter, pursuant to outstanding options, in the following amounts:
    Dr. Barker, 74,221 shares; Mr. Bryson, 10,425 shares; Mr. Coleman, 69,341 shares; Mr. Douaze, 31,717 shares; Dr. Glaser, 107,757 shares; Mr. Green, 426,153 shares; Dr. Herrling, 11,908 shares; Dr. Krauer, 31,717 shares; Mr. Lance, none; Dr. Penhoet, 753,522 shares; Dr. Rutter, 801,870 shares; Mr. Schuler, 117,854 shares; Dr. Strijkert, 44,445 shares; Dr. Williams, 255,012 shares; and all directors and executive officers as a group, 3,678,010 shares.

(3) The number of shares shown as beneficially held does not include the following amounts of Common Stock underlying automatic share rights issuable to each non-employee director: Mr. Bryson, 2,967 shares; Mr. Coleman, 3,376 shares; Mr. Douaze, 3,376 shares; Dr. Glaser, 3,376 shares; Dr. Herrling, 3,087 shares; Dr. Krauer, 3,376 shares; Mr. Schuler, 663 shares and Dr. Strijkert, 3,376 shares. The share rights vest in equal installments over five years from the date of grant. The terms of the automatic share rights are described below in "Compensation of Directors and Executive Officers--Compensation of Directors". The number of shares shown as beneficially held does not include the following amounts of Common Stock underlying restricted share rights held by certain executive officers: Dr. Williams, 100,000; Dr. Barker, 40,000; all executive officers as a group, 146,000. For a discussion of the terms of these restricted share rights, see "Certain Employment Agreements", below.

                COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

COMPENSATION OF DIRECTORS

    The Company pays each non-employee director a retainer fee of $16,000 per year; an additional fee of $2,000 for each meeting of the Board of Directors attended in person; an additional fee of $500 for each telephone meeting of the Board of Directors; and an additional fee of $200 per hour, to a maximum of $1,000 per day, for time spent on meetings of committees of the Board of Directors on days when no meeting of the Board of Directors is held. The Company also pays each non-employee director serving as chairman of one of the Board committees an additional retainer of $5,000 per year.

    Under the terms of their employment with Novartis, the Investor Directors are required to pay over to Novartis fees received from the Company for director services. At Novartis' request, the Company has agreed to pay these fees directly to Novartis.

    On the last business day of the second quarter of each fiscal year of the Company ("automatic grant date"), each continuing non-employee director automatically receives a nonstatutory option ("automatic option grant") to purchase that number of shares of Common Stock determined by dividing $100,000 (subject to cost-of-living increases after 1996) by the average stock price of a share of Common Stock over the preceding 12 months. On the date that a person first becomes a non-employee director (if other than an automatic grant date), he or she then receives an automatic option grant to purchase a pro rata number of shares of Common Stock, based on the number of months the non-employee director will serve as a director before the next automatic grant date. Each automatic option grant has an exercise price equal to the fair market value of the Common Stock on the date of grant and a term of ten years, but expires three months after the optionee ceases to serve as a director, employee, consultant or independent contractor (twelve months if due to disability or death). Automatic options are immediately exercisable, but the shares acquired are subject to repurchase by the Company at the original exercise price, if a non-employee director ceases to provide services to Chiron or its subsidiaries as a director, employee, consultant or independent contractor. This repurchase right lapses in equal annual installments over five years from the grant date, provided the director continues to provide services to the Company, and lapses immediately, in full, upon death or disability.

    Each newly elected or appointed non-employee director is automatically granted the right to receive that number of shares of Common Stock ("automatic share right") purchasable with $40,000 on the date of such election or appointment. (A similar $40,000 share right was granted to existing directors on the 1996 automatic grant date.) On each subsequent automatic grant date while the individual is serving as a non-employee director, the non-employee director is automatically granted a $25,000 share right. However, if a non-employee director is newly elected or appointed on a date other than an automatic grant date, then on the next automatic grant date after such election or appointment, the non-employee director is granted a pro rated $25,000 share right, based on the number of months the individual served as a non-employee director before such automatic grant date. The dollar values are subject to cost-of-living increases after 1996. Share rights vest in equal annual installments over five years from the date of grant, provided the non-employee director continues to provide services to the Company, and vest in full upon death or disability.

    Of the current directors, Mr. Lance, Dr. Penhoet and Dr. Rutter are not eligible to receive automatic option grants and automatic share rights because they are employees of the Company.

    In December 1991, the Company retained Mr. Schuler as a consultant. The Company agreed to pay Mr. Schuler $200,000 per year of consulting, payable in monthly increments, and granted Mr. Schuler options to acquire 160,000 shares of Chiron Common Stock, which vested on a pro rata basis over four years. Mr. Schuler waived his right to receive automatic option grants and automatic share right grants during the period he served as a consultant to the Company. This consulting agreement was terminated in December 1998. Following the termination of his consulting agreement, as a continuing director

Mr. Schuler will be eligible to receive automatic awards for non-employee directors under the terms of the Company's 1991 Stock Option Plan. In addition, in recognition of his contributions to the Company as a consultant, in December 1998, the Company granted to Mr. Schuler discretionary awards of restricted share rights as to 663 shares of Common Stock and options to acquire 2,654 shares of Common Stock. The stock options were immediately exercisable, but any shares acquired are subject to repurchase by the Company on the same terms and conditions as apply to repurchase of shares acquired pursuant to automatic option grants, described above.

COMPENSATION OF EXECUTIVE OFFICERS

    The following table shows for the fiscal years 1998, 1997, and 1996, respectively, certain information concerning compensation awarded or paid to or earned by the Named Executive Officers for all services rendered in all capacities to the Company:

                           SUMMARY COMPENSATION TABLE

                                                                               LONG-TERM COMPENSATION
                                                                                       AWARDS
                                         ANNUAL COMPENSATION                ----------------------------
                           -----------------------------------------------     RESTRICTED      SECURITIES
         NAME AND          FISCAL                           OTHER ANNUAL         STOCK         UNDERLYING         ALL OTHER
    PRINCIPAL POSITION      YEAR   SALARY ($)  BONUS ($)  COMPENSATION ($)   AWARDS ($)(7)     OPTIONS (#)       COMPENSATION ($)(8)
-------------------------- ------  ----------  ---------  ----------------  ----------------   ---------         -----------
Sean P. Lance(1)            1998    $473,846   $700,000      $--                 $--            750,000          $  193,731
  President and Chief       1997      --          --          --                 --               --                 --
  Executive Officer         1996      --          --          --                 --               --                 --

Edward E. Penhoet(2)        1998     311,923    172,920       --                 --              75,000              23,763
  Vice Chairman;            1997     425,673    184,800       --                 --              90,000              12,891
  President and Chief       1996     422,917    255,000       --                 --             140,000               4,500
  Executive Officer

William J. Rutter(3)        1998     456,923    345,840       --                 --              75,000              50,240
  Chairman                  1997     425,673    184,800       --                 --              90,000              34,573
                            1996     422,917    255,000       --                 --             140,000              76,996

Lewis T. Williams(4)        1998     412,646    247,950       --              1,693,750          50,000              26,236
  Chief Scientific          1997     299,983    193,500       --                 --              46,200               8,207
  Officer;                  1996     293,333    177,832       --                 --              60,000               4,500
  President, Chiron
  Technologies

William G. Green(5)         1998     377,068    247,139       --                 --              42,000               9,564
  Senior Vice President,    1997     342,764    159,640       --                 --              45,600               8,970
  Secretary and General     1996     339,000    173,033       --                 --              56,000               6,500
  Counsel

Richard W. Barker(6)        1998     354,854    500,000       --                 --               --                 18,042
  Senior Vice President,    1997     333,479     26,420       --                 --              40,400              26,793
  Corporate Development     1996     170,000    131,175       --              1,000,000         100,000              49,138

------------------------
(1) Mr. Lance was appointed President and Chief Executive Officer effective May 1, 1998. "All Other Compensation" for Mr. Lance in 1998 includes $191,073 for relocation assistance and $2,658 paid on behalf of Mr. Lance by the Company for the purchase of life insurance.

(2) Dr. Penhoet served as President and Chief Executive Officer until the appointment of his successor, Mr. Lance, on May 1, 1998. "All Other Compensation" in 1998 includes Company contributions of $13,469 under the Company's Supplemental Employee Retirement Plan on behalf of Dr. Penhoet and $3,894 paid on behalf of Dr. Penhoet by the Company for the purchase of life insurance.

(3) "All Other Compensation" for Dr. Rutter includes Company payments to him of $10,000 in 1998, $10,000 in 1997, and $72,496 in 1996 under the terms of a supplemental benefits agreement described under "Pension Agreements." Also included under "All Other Compensation" is $33,840 paid on behalf of Dr. Rutter by the Company in 1998 for the purchase of life insurance.

(4) "All Other Compensation" in 1998 for Dr. Williams includes Company contributions of $17,846 under the Company's Supplemental Employee Retirement Plan on behalf of Dr. Williams and $1,990 paid by the Company on Dr. Williams' behalf for the purchase of life insurance.

(5) "All Other Compensation" for Mr. Green includes $2,960 in 1998, $2,242 in 1997, and $2,420 in 1996 paid on his behalf by the Company for the purchase of life insurance, and $204 in 1998 for Flexible Credit reimbursements from the Company.

(6) Dr. Barker served as President and Chief Executive Officer of Chiron Diagnostics until the sale of Chiron Diagnostics on November 30, 1998. "All Other Compensation" for Dr. Barker includes the following amounts for relocation assistance: 1997: $17,918; 1996: $41,812. Also included in "All Other Compensation" are Company contributions of $7,302 under the Company's Supplemental Employee Retirement Plan on behalf of Dr. Barker and $4,340 paid by the Company on Dr. Barker's behalf for the purchase of life insurance. Dr. Barker began employment with the Company in June 1996.

(7) In January 1998, Dr. Williams was granted restricted share rights with respect to 100,000 shares of the Company's Common Stock. The share rights vest in December 2002, with earlier full vesting upon a change in control of the Company (other than by reason of an increase in Novartis' ownership interest), and earlier pro rata vesting in the event Dr. Williams' employment is terminated by the Company without cause or upon termination of employment due to death or permanent disability (based on the actual number of months worked after December 1997 plus, in the case of termination without cause, 36 months).

    In June 1996, the Company granted to Dr. Barker restricted share rights with respect to 40,000 shares of its Common Stock which vest on June 14, 2001. Vesting will accelerate upon a termination of Dr. Barker's employment without cause or upon Dr. Barker's death or permanent disability as to a pro rata number of shares of Common Stock based on the number of months of his employment prior to the triggering event.

(8) In addition to the items discussed in footnotes 1 - 6 above, "All Other Compensation" includes Company contributions of $6,400 in 1998, $6,400 in 1997, and $4,500 in 1996 under the Company's 401(k) Plan on behalf of each of the named executives, other than Mr. Lance, to match pretax elective deferral contributions (included under Salary) made by each named executive to such plan in each year indicated. "All Other Compensation" does not include amounts paid to the Named Executive Officers for options surrendered pursuant to the Novartis option surrender program. See notes to the "Aggregated Option Exercises In Last Fiscal Year and Fiscal Year-End Option Values" table and "Certain Relationships and Related Transactions--Cash Payments to Certain Stock Option Holders" for a further discussion of these payments.

                       STOCK OPTION GRANTS AND EXERCISES

    The Company has granted options to its executive officers under the Company's 1991 Stock Option Plan. The following tables show certain information regarding options granted to, exercised by and held by the Named Executive Officers during 1998:

                      OPTION GRANTS IN FISCAL YEAR 1998(1)

                                                            INDIVIDUAL GRANTS
                                          ------------------------------------------------------
                                            NUMBER OF       % OF TOTAL
                                            SECURITIES       OPTIONS      EXERCISE
                                            UNDERLYING      GRANTED TO     OR BASE
                                             OPTIONS       EMPLOYEES IN     PRICE     EXPIRATION
NAME                                      GRANTED(#)(2)    FISCAL YEAR    ($/SH)(3)      DATE
----------------------------------------  --------------   ------------   ---------   ----------

Sean P. Lance (5).......................     750,000        15.0802%       $ 21.063    3/18/08

Edward E. Penhoet.......................      75,000         1.5080%       $ 19.438    2/19/08

William J. Rutter.......................      75,000         1.5080%       $ 19.438    2/19/08

Lewis T. Williams.......................      50,000         1.0053%       $ 19.438    2/19/08

William G. Green........................      42,000         0.8445%       $ 19.438    2/19/08

Richard W. Barker.......................      --              --             --          --


                                             POTENTIAL REALIZED VALUE
                                            AT ASSUMED ANNUAL RATES OF
                                           STOCK PRICE APPRECIATION FOR
                                                 OPTION TERM (4)
                                          ------------------------------
NAME                                      0%($)     5%($)       10%($)
----------------------------------------  -----   ----------  ----------
Sean P. Lance (5).......................  $-0-    $9,934,570  $25,176,150
Edward E. Penhoet.......................  $-0-    $  916,810  $2,323,378
William J. Rutter.......................  $-0-    $  916,810  $2,323,378
Lewis T. Williams.......................  $-0-    $  611,207  $1,548,918
William G. Green........................  $-0-    $  513,414  $1,301,092
Richard W. Barker.......................   --         --          --

------------------------
(1) In accordance with SEC rules, this table lists grants of stock options made in 1998. Except for the grants made to Mr. Lance pursuant to his initial employment agreement (see "Certain Related Transactions--Certain Employment Agreements"), the grants reflected in the table were made in February 1998 based on, among other things, 1997 performance. In February 1999, the following grants of stock options were made based upon, among other things, 1998 performance: Mr. Lance, 100,000; Dr. Penhoet, 5,000; Dr. Rutter, 62,500; Dr. Williams, 50,000; Mr. Green, 50,000; Dr. Barker, none. The exercise price for options granted in February 1999 is $22.875 per share, and the expiration date is February 18, 2009.

(2) In general, the options become exercisable as to 25 percent of the granted shares on the first anniversary of the date of grant and, for the balance, in equal monthly installments over the 36-month period thereafter, so long as service with the Company or one of its subsidiaries continues. To the extent not already exercisable, the options generally become exercisable in the event of an agreement to dispose of all or substantially all of the assets or outstanding capital stock of the Company by means of sale, merger, reorganization or liquidation. However, an outstanding option will not be so accelerated if, in connection with such corporate transactions, the option is either assumed or replaced with a comparable option to purchase shares of capital stock of the successor corporation.

(3) Upon exercise, the exercise price and any related tax withholding obligations may generally be paid in cash, or, in the Compensation Committee's discretion, in shares of Common Stock held by the optionee for the requisite period to avoid a charge to Chiron's earnings and valued as of the exercise date, or under certain conditions from the proceeds of a same day sale of the shares acquired upon exercise of the option. The Compensation Committee may also assist an optionee in the exercise of an option by authorizing a loan from the Company for the purchase price and related tax obligations.

(4) In accordance with Securities and Exchange Commission rules, these columns reflect hypothetical gains or "option spreads" that would exist for the respective options. These rules require that the gains be based on assumed rates of annual compounded stock price appreciation of 5 percent and 10 percent from the date the options were granted over the full ten-year option term. The market price of Chiron Common Stock in February 2008 would be $31.662 and $50.416 per share, respectively, at 5 percent and 10 percent annual compounded rates of appreciation, and in March 2008 would be $34.309 and $54.631, respectively, at such rates of appreciation. There can be no assurance that these assumed rates of appreciation or any appreciation will occur.

(5) Of the 750,000 shares of Common Stock underlying the stock options granted to Mr. Lance, 125,000 shares will vest upon the first annual anniversary of Mr. Lance's employment with the Company, 475,000 shares will vest in 48 successive equal monthly installments commencing on the first anniversary of Mr. Lance's employment, and the remaining 150,000 option shares will vest on the fifth annual anniversary of Mr. Lance's employment, provided that 75,000 of the 150,000 may vest as early as the end of three years based upon attainment of certain performance goals.

   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
                                     VALUES

                                                                      NUMBER OF SECURITIES        VALUE OF UNEXERCISED
                                                                     UNDERLYING UNEXERCISED           IN-THE-MONEY
                                                                    OPTIONS AT FY-END(#)(3)     OPTIONS AT FY-END ($)(4)
                                  SHARES ACQUIRED       VALUE      --------------------------  ---------------------------
NAME                             ON EXERCISE(#)(1)  REALIZED ($)(2) EXERCISABLE UNEXERCISABLE  EXERCISABLE   UNEXERCISABLE
-------------------------------  -----------------  -------------  -----------  -------------  ------------  -------------

Sean P. Lance..................         --               --            --            750,000        --        $ 3,421,875

Edward E. Penhoet..............         --               --           670,934        212,482    $6,069,114    $ 1,311,837

William J. Rutter..............         --               --           719,282        212,482    $6,494,171    $ 1,311,837

Lewis T. Williams(5)...........         50,000       $   540,850      202,147        137,209    $1,904,200    $ 3,601,477

William G. Green...............         40,000       $   500,495      381,959        109,500    $4,486,999    $   720,579

Richard W. Barker..............          5,050       $    19,253       66,708        108,642    $   59,051    $ 1,196,362

------------------------
(1) Does not include the number of securities underlying options surrendered pursuant to the Novartis option surrender program. See "Certain Relationships and Related Transactions--Cash Payments to Certain Stock Option Holders". The number of securities underlying options surrendered pursuant to such program in fiscal year 1998 was as follows: Mr. Lance, none; Dr. Penhoet, 59,956 shares; Dr. Rutter, none; Dr. Williams, 9,504; Mr. Green, none; Dr. Barker, none.

(2) Does not include the value realized upon the surrender of options pursuant to the Novartis option surrender program. See "Certain Relationships and Related Transactions--Cash Payments to Certain Stock Option Holders". The value realized upon surrender of options pursuant to such program in fiscal year 1998 (calculated as $29.25 per share less the exercise price) was as follows: Mr. Lance, none; Dr. Penhoet, $782,526; Dr. Rutter, none; Dr. Williams, $167,145; Mr. Green, none; Dr. Barker, none.

(3) Includes unexercised, unsurrendered options held at fiscal year end which the Named Executive Officers are entitled to surrender pursuant to the Novartis option surrender program, as follows: Mr. Lance, none exercisable, none unexercisable; Dr. Penhoet, none exercisable, none unexercisable; Dr. Rutter, 48,348 exercisable, none unexercisable; Dr. Williams 5,645 exercisable, 7,167 unexercisable; Mr. Green, 931 exercisable, none unexercisable; Dr. Barker, none exercisable, none unexercisable.

(4) The value of all unexercised, unsurrendered options is calculated in accordance with Securities and Exchange Commission rules using the value of the Company's shares at the end of fiscal year 1998 ($25.63). The incremental value of options which the holder is entitled to surrender pursuant to the Novartis option surrender program (calculated as the difference between the amount payable under the Novartis option surrender program and the value of the Company's shares at fiscal year end, $29.25 less the year-end market value of $25.63 per share) is as follows: Mr. Lance, $0 exercisable, $0 unexercisable; Dr. Penhoet, $0 exercisable, $0 unexercisable; Dr. Rutter, $175,020 exercisable, $0 unexercisable; Dr. Williams, $20,435 exercisable, $25,945 unexercisable; Mr. Green, $3,370 exercisable, $0 unexercisable; Dr. Barker, $0 exercisable, $0 unexercisable. See "Certain Relationships and Related Transactions--Cash Payments to Certain Stock Option Holders".

(5) The value of Dr. Williams' and Dr. Barker's unexercised options does not include restricted share rights. See footnote 7 to the "Summary Compensation Table", above.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The members of the Company's Compensation Committee during fiscal year 1998 were Mr. Bryson, Mr. Coleman, Dr. Glaser, Dr. Krauer and Dr. Strijkert.

    Dr. Rutter is Chairman of the Company and a member of the Board of Directors of Novartis. Dr. Rutter will step down from the Novartis' Board in April 1999. Dr. Krauer is a member of the Company's Board of Directors and Compensation Committee and also serves as Chairman of the Board of Novartis. Dr. Krauer has announced that he will retire from his current position with Novartis and will become an Honorary Chairman at Novartis' annual shareholders' meeting in April 1999. The Company has a strategic alliance with Novartis and in connection therewith has entered into a series of arrangements with Novartis. These arrangements contributed 11% of the Company's total revenues in fiscal year 1998. See "Certain Relationships and Related Transactions" for a further description of Chiron's relationships with Novartis.

           COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION(1)

    The compensation of Chiron's executive officers is determined by the Compensation Committee of the Board of Directors. All members of the Compensation Committee during 1998 were non-employee directors. As required by the rules of the Securities and Exchange Commission, this Compensation Committee Report describes the Compensation Committee's compensation policies applicable to the Company's executive officers (including the Named Executive Officers), including the relationship of corporate performance to executive compensation.

COMPENSATION PHILOSOPHY

    Chiron's executive compensation programs seek to accomplish several major goals:

    - To align the interests of executive officers with the long-term interests of stockholders through participation in the Company's long-term, equity-based incentive compensation programs, principally stock options;

    - To motivate executives to achieve important business and individual performance objectives and to reward them when such objectives are met; and

    - To recruit and retain highly qualified executive officers by offering overall compensation that is competitive with that offered for comparable positions in similar companies.

    The Company, from time to time, employs independent compensation consulting firms to evaluate the Company's executive compensation programs. These firms have provided the Compensation Committee with survey data using analyses of benchmark positions from selected companies (the "Survey Groups") with whom the Company competes for the recruitment and retention of executive personnel(2). The survey information includes comparative data regarding base annual salaries; annual variable cash compensation; and long-term equity-based incentives.

------------------------

(1) The material in this report and in the Common Stock price performance graph is not soliciting material, is not deemed filed with the Securities and Exchange Commission, and is not incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date of this Proxy Statement and irrespective of any general incorporation language therein.

(2) See the "Common Stock Price Performance Graph", below. The graph provides stock performance information for groups of companies that include some, but not all, of the companies included in the Survey Groups.

    The Compensation Committee believes that total annual cash compensation should be competitive and that a significant portion of cash compensation should be "at risk". Therefore, base salaries for executive officers are targeted at the median (50th percentile) of the market, generally as determined by reference to the Survey Group information, and annual variable cash compensation awards are used to provide the potential, with excellent individual, business unit and overall Company performance, to bring total cash compensation well over the 50th percentile of the market.

    The Compensation Committee believes that stock option and other equity incentives awarded under the Company's 1991 Stock Option Plan serve to align the long-term interests of the Company's executive officers with the interests of its stockholders and contribute importantly to the recruitment and retention of executive personnel. Stock options generally are granted upon initial employment and annually thereafter with exercise prices equal to the prevailing market price at date of grant. Therefore, stock options will have value to the executive only to the extent that the market price for the Company's stock increases. Stock option grants generally become exercisable or "vest" in increments over four years, so long as service of the option recipient with the Company continues. In addition, the Company has granted restricted share rights to employees in highly valued positions as targeted retention incentives. Restricted share rights consist of the right to receive shares of the Company's Common Stock, subject to continued employment with the Company. In determining the size of stock option grants, the Committee does not consider long-term equity-based awards previously granted, whether vested or unvested, or the aggregate number of outstanding stock options held by the recipients of the current awards. The Compensation Committee expects that its long-term equity-based incentive compensation plan will increasingly be linked to specific performance objectives.

    The Survey Group information serves as a general reference for the Compensation Committee. However, because of many factors, including the inherent lack of comparability between any individual officer's responsibilities, performance, and value to the Company and the average information from the Survey Groups, no element of any executive officer's compensation is determined solely or principally by reference to the Survey Group information.

COMPENSATION COMMITTEE PROCEDURES AND PERFORMANCE CONSIDERATIONS

    In February of each year, the Compensation Committee meets to consider the Company's performance and the performance of each executive officer for the prior year. For 1998, the Committee met on February 18, 1999 and reviewed the methodology used by senior management to assess such performance and to formulate recommendations for the compensation of all officers, including the Named Executive Officers, other than Mr. Lance and Dr. Rutter. The Committee also sought input from other non-employee directors regarding the overall performance of the Company and its business units and the performances of Mr. Lance and Dr. Rutter. At this meeting, the Compensation Committee approved the base salaries for 1999, the variable cash compensation for performance in 1998 and the award of stock options with respect to all executive officers. Similar meetings occurred in February 1998 to review the performance of the Company and the executive officers in 1997 and to determine each executive officer's base salary for 1998.

    The Committee reviewed the Company's performance, including specific performance objectives determined annually by the Board of Directors to satisfy the terms of the Governance Agreement between Chiron and Novartis (the "Measurement Standards").

    Based upon the compensation philosophy as described above and its review of performance and other factors, the Compensation Committee determined the base salaries and annual variable cash compensation of the Named Executive Officers for 1998 as shown in the compensation table on page 10 of the Proxy Statement. It also granted stock options to the Named Executive Officers as shown in the option grants table and notes thereto on page 12.

CHIEF EXECUTIVE OFFICER COMPENSATION

    Mr. Lance became President and Chief Executive Officer of the Company on May 1, 1998. His compensation for 1998, including base salary, eligibility for annual variable cash compensation, and stock options, were negotiated when he was recruited by the Company and are reflected in his employment agreement. See "Certain Relationships and Related Transactions--Certain Employment Agreements".

    Dr. Penhoet served as President and Chief Executive Officer of Chiron through April 30, 1998, although many senior managerial responsibilities were shared between Dr. Rutter and Dr. Penhoet. In February 1998, the Compensation Committee determined that the base salaries of $440,000 for each of them, that had been effective since March 3, 1997, would remain unchanged for 1998.

    On February 18, 1999, the Committee approved a variable cash compensation award for each of Mr. Lance of $700,000, Dr. Rutter of $345,840 and Dr. Penhoet of $172,920. The Committee determined the variable cash compensation of Mr. Lance and Dr. Penhoet and Dr. Rutter based principally upon the Company's overall performance in 1998, based in part upon the Board's conclusion that the Company had satisfied the Measurement Standards for 1998, composed of relative total stockholder return, earnings and revenue growth, and innovation milestones.

    At its February 1999 meeting, the Compensation Committee awarded stock options to Mr. Lance, Dr. Rutter and Dr. Penhoet in the amounts set forth in footnote 1 to the option grants table on page 12. In addition, the Compensation Committee awarded to Dr. Penhoet restricted share rights with respect to 1,500 shares of the Company's Common Stock. These awards were based on, among other things, the Committee's subjective assessment of their respective performance and impact upon Company performance in 1998.

POLICY REGARDING SECTION 162(m)

    Section 162(m) of the Internal Revenue Code limits federal income tax deductions for compensation paid to each of the chief executive officer and the four other most highly compensated officers of a public company to $1,000,000 per year, but contains an exception for certain performance-based compensation. The Compensation Committee uses stock options and performance units that qualify for the performance-based exception to the Section 162(m) deduction limits. As described above under Long-Term Incentives, the Committee has increasingly linked long-term, equity-based incentive compensation to performance objectives. The Committee intends to continue to do so, as long as it considers such use to be in the best interest of the Company and its stockholders. However, because the net cost of compensation, including its deductibility, is weighed by the Compensation Committee against many other factors in determining executive compensation, the Committee may determine that it is appropriate and in the best interests of the Company to authorize compensation that is not deductible, whether by reason of Section 162(m) or otherwise. For example, the Compensation Committee elected not to grant awards of variable cash compensation for 1997 or 1998 in a manner that qualifies for the performance-based exception to Section 162(m), because it felt that the variable cash compensation of all officers should be administered consistently, using the Company's performance metrics to measure corporate and business unit performance. While these performance metrics generally are quantitative measures of performance, they include subjective innovation milestones that do not qualify for the performance-based exception to
Section 162(m).

                                          COMPENSATION COMMITTEE
                                          VAUGHN D. BRYSON, CHAIRMAN
                                          Lewis W. Coleman
                                          Donald A. Glaser
                                          Alex Krauer
                                          Pieter J. Strijkert

                      COMMON STOCK PRICE PERFORMANCE GRAPH

    The graph set forth below shows the value of an investment of $100 on December 31, 1993 in each of Chiron Common Stock, the Standard & Poor's Healthcare Composite Index ("S&P Healthcare") and the AMEX Biotechnology Index ("Amex Biotech"). The values are calculated as of December 31 of each year assuming reinvestment of dividends paid by the companies included in the indices. The bold line on the graph shows the value of an initial $100 investment in Chiron Common Stock over the five year period. In addition, a second line on the graph shows the value of such an investment adjusted to show the effect of the tender offer by Ciba-Geigy Limited in January 1995 for approximately 38 percent of the Company's Common Stock. For the purposes of that line, it is assumed that Ciba purchased through the tender offer 38 percent of a Chiron stockholder's shares and the stockholder used the proceeds to purchase additional shares of Chiron Common Stock at a post tender offering price of $14.69 (adjusted for the four-for-one stock split) on January 4, 1995.

    The comparisons in the graph (except for the total stockholder return of Chiron Common Stock adjusted for the tender offer) are required by the Securities and Exchange Commission and are not intended to forecast or be indicative of possible future performance of the Company's Common Stock.

          CHIRON STOCK PRICE VS. S&P HEALTHCARE, AMEX BIOTECH INDICES
                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
                   ON INVESTMENT OF $100 ON DECEMBER 31, 1993

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

              DOLLARS

                           Adjusted (1)
              Normalized     Normalized         Normalized     Normalized
            Chiron Stock   Chiron Stock    S&P Health Care   Amex Biotech
1993                $100           $100               $100           $100
1994                 $96            $96               $113            $71
1995                $132           $181               $177           $116
1996                 $89           $122               $213           $125
1997                 $81           $111               $305           $140
1998                $125           $172               $440           $160

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

RELATIONSHIP WITH NOVARTIS

    The Company has an alliance with Novartis, a life sciences company headquartered in Basel, Switzerland which was formed as a result of the December 1996 merger between Ciba-Geigy Limited ("Ciba") and Sandoz Limited. Through a series of transactions that became effective in January 1995, Ciba acquired shares of Common Stock which, when combined with shares already held by Ciba, represented 49% of the then-outstanding Common Stock of the Company; the Company acquired from Ciba all of the capital stock of Chiron Diagnostics Corporation (formerly Ciba Corning Diagnostics Corp.) ("Chiron Diagnostics"); and the Company acquired Ciba's interests in Chiron Vaccines Company and Chiron S.p.A. (formerly, The Biocine Company and Biocine S.p.A.). As a result of dilution stemming primarily from the issuance of Common Stock under the Company's employee stock option and stock purchase plans and in connection with certain acquisitions, as of February 1, 1999, Novartis held shares representing approximately 44% of the Company's outstanding Common Stock.

    In connection with these transactions, the Company and Ciba entered into certain governance, investment and related agreements which are described below.

    THE GOVERNANCE AGREEMENT

    STANDSTILL. Pursuant to the Governance Agreement, Novartis has agreed not to increase its ownership interest in the Company above 49.9% before January 15, 2000. Thereafter, Novartis has agreed not to increase its ownership interest in the Company above 55% except through a "buy-out transaction" in which it acquires all of the outstanding capital stock of the Company in accordance with certain procedures set forth in the Governance Agreement, including a requirement that Novartis not propose or consummate a "buy-out transaction" before January 5, 2001 unless the Company has failed to achieve certain measurement standards two years in a row. See "Strategic Planning Committee", below. During these standstill periods, Novartis' ownership interest may exceed the specified limits (i) if the acquisition of additional equity securities by Novartis is approved by a majority of the Independent Directors, or (ii) if the increase in Novartis' ownership interest is the result of an action by the Company (such as a purchase by the Company of outstanding Common Stock or a sale of Common Stock to Novartis or its affiliates by the Company), provided that in any event Novartis' ownership interest may not exceed 79.9%.

    PROXY SOLICITATIONS AND VOTING TRUSTS. The Governance Agreement further provides that unless and until Novartis and its affiliates own all of the capital stock of the Company, they will not engage in any solicitation of proxies, initiate or encourage the initiation of any shareholder proposals or otherwise encourage any person with respect to the voting of equity securities of the Company; nor will they enter into any voting trust or similar arrangement for the voting of any shares of the Company's equity securities.

    ANTI-DILUTION PROVISIONS. Under the Governance Agreement, subject to certain exceptions, if the Board of Directors authorizes the issuance of any equity securities, Novartis will have the right to purchase a portion of such securities sufficient to preserve its ownership interest in the Company. If Novartis elects to purchase any such securities, it will do so at the same time and on the same terms and conditions as the new securities are issued and sold to third parties (except that, if such securities are issued for consideration other than cash, Novartis shall pay the fair market value thereof, as determined in accordance with the Governance Agreement).

    CERTAIN CORPORATE TRANSACTIONS. The Governance Agreement provides that, so long as Novartis owns at least 40% of the outstanding voting stock of the Company, the Company will not engage in certain corporate transactions without Novartis' approval and will not engage in certain other corporate transactions without the consent of a majority of the Investor Directors.

    TRANSACTIONS BETWEEN THE COMPANY AND NOVARTIS. The Governance Agreement provides that the Company will not enter into any material transaction with Novartis or any of its affiliates (other than those expressly contemplated by the Investment Agreement and the related agreements) unless such transaction is approved by a majority of the Independent Directors or holders of a majority of the voting stock which is held by unaffiliated stockholders.

    STRATEGIC PLANNING COMMITTEE. The Governance Agreement further provides that the Board will set and approve Measurement Standards to evaluate the Company's performance for each fiscal year, and that if the applicable Measurement Standards are not met for any fiscal year, a Strategic Planning Committee will be established to prepare and recommend to the Board a remedial plan intended to restore the Company to compliance with the Measurement Standards. If the Company fails to meet the Measurement Standards for two consecutive fiscal years, the Strategic Planning Committee will have the delegated power of the Board (until the applicable Measurement Standards are met for a full year) to set the compensation and terminate the employment of the Company's executive officers. The Governance Agreement provides that the Strategic Planning Committee will be comprised of the three Investor Directors, three Independent Directors and one Management Director and the Committee will act by the vote of a majority of its members, provided that the Management Director member will not be able to break any tie vote between the Investor Director members, on the one hand, and the Independent Director members, on the other hand. The Company has met the applicable Measurement Standards each year since the strategic alliance with Novartis was formed, so the Strategic Planning Committee has not been formed.

    NOMINATION OF DIRECTORS AND VOTING OF SHARES. As described above, the Governance Agreement contains provisions currently applicable to the nomination of directors of the Company and the voting of shares held by Novartis. See "Voting of Shares Held By Novartis" and "Proposal 1--Election of Directors". A number of other provisions relating to the Nominating Committee become applicable over time. Beginning in the year 2000, so long as Novartis owns at least 40 percent of the outstanding capital stock of the Company, an additional Investor Director will serve on the Nominating Committee of the Board and the Management Director serving on the Nominating Committee will not be able to break any tie vote between all the Investor Director members, on the one hand, and all the Independent Director members, on the other hand. Beginning in the year 2006, so long as Novartis owns at least 49 percent of the outstanding capital stock of the Company, the Investor Director members of the Nominating Committee will have a deciding vote to break any tie vote between all the Investor Director members, on the one hand, and all the Independent Director members, on the other hand.

    THE INVESTMENT AGREEMENT

    BANK DEBT GUARANTEE. Under the terms of the Investment Agreement, Novartis has agreed to guarantee the obligations of the Company under one or more revolving credit facilities. The principal amount of indebtedness under the guaranteed credit facilities outstanding at any one time may not exceed a specified cap, referred to as the "maximum borrowing amount". Initially, the maximum borrowing amount is $425 million. However, if the Company elects to request additional R&D funding under the Limited Liability Company Agreement described below, the maximum borrowing amount under the guaranteed credit facilities will be reduced by $1.50 for each $1.00 in additional R&D funding (up to $50 million in additional R&D funding). In November 1996, the parties agreed that Chiron could increase the maximum borrowing amount under the guaranteed credit facilities by up to $300 million; in exchange, the Company's right, under the terms of the Subscription Agreement described below, to require a Novartis affiliate to purchase up to $500 million of Common Stock of the Company from the Company will be correspondingly reduced by the amount of any such increase. The Novartis guarantee will expire on January 1, 2008. The Company has entered into a Reimbursement Agreement with Novartis pursuant to which the Company has agreed to reimburse Novartis for any payments made or out-of-pocket expenses incurred by Novartis in connection with the guarantee. The Reimbursement Agreement provides that the Company's obligations thereunder will be fully collateralized by collateral reasonably acceptable to

Novartis. In fiscal year 1998, Novartis guaranteed revolving credit facilities for the benefit of the Company totaling $200 million as well as $152.9 million of the Company's operating lease commitments. The Company's obligations under the Reimbursement Agreement have not been collateralized.

    DIAGNOSTICS PROMISSORY NOTE AND CERTAIN OTHER INDEBTEDNESS. In connection with the acquisition by the Company of Chiron Diagnostics in January 1995, all then-existing indebtedness of Chiron Diagnostics and its subsidiaries to Novartis was consolidated into a single loan evidenced by a promissory note in the amount of $50.8 million, maturing January 1, 2000. This promissory note was transferred to and assumed by the Company in December 1998 in connection with the sale of Chiron Diagnostics to Bayer Corporation. At the end of fiscal year 1998, interest of $13.1 million, calculated at a variable rate based on the London Interbank Offered Rate ("LIBOR"), had accrued on the principal amount outstanding under that promissory note.

    THE LIMITED LIABILITY COMPANY AGREEMENT ("R&D FUNDING AGREEMENT")

    The Investment Agreement also provides that Novartis will make certain research funding available to the Company. This commitment was memorialized in a Limited Liability Company Agreement between Novartis and the Company entered into in December 1995. The R&D Funding Agreement provides that Novartis will purchase interests in a limited liability company as a means of providing this funding.

    Under the R&D Funding Agreement, Novartis has agreed to fund research and development expenses for certain projects (the "Funded Projects"), which currently consist of certain adult and pediatric vaccines, Insulin-Like Growth Factor-1, Factor VIII and HSV-tk. The Company may from time to time propose additional projects which it wishes Novartis to fund or partially fund. In exchange for providing the funding, Novartis has certain rights, as described below, in certain adult and pediatric vaccines, Insulin-Like Growth Factor-1, Factor VIII and HSV-tk (the "Products").

    The amount of funding Novartis is obligated to provide under the R&D Funding Agreement is subject to an aggregate limit. Aggregate funding is calculated as total payments by Novartis to the Company under the R&D Agreement minus the amount of any payments to or profits earned by Novartis in connection with the Products. Currently, the aggregate funding limit is $250 million. At Chiron's option, this may be increased to $300 million, in exchange for a reduction of the maximum borrowing amount under the credit facilities guaranteed by Novartis. See "Bank Debt Guarantee", above. In addition, Novartis' obligation is subject to an annual funding limit in 1999 of $43,300,000. Subject to the foregoing annual and aggregate limits, the R&D Agreement provides that, at Chiron's request, Novartis will fund 100% of the development costs of the Funded Projects incurred between January 1, 1995 and December 31, 1999. As of the end of fiscal year 1998, the Company had used $206,700,000 of the R&D funding.

    In consideration of the funding provided by Novartis for the Funded Projects, Novartis has an interest in a stream of variable royalties in future worldwide sales from Products, if any, which are successfully developed. (There can be no assurance that any Products will be developed successfully.) Novartis also has co-promotional rights, in countries other than in North America and Europe, for certain adult vaccines. Under the R&D Agreement, the Company has the right, but not the obligation, to buy out Novartis' interests in these Products (including its interest in royalties as well as the co-promotion rights). The purchase price for the buy-out is an amount equal to the aggregate amount of R&D funding provided to the Company by Novartis under the R&D Agreement (again, net of any payments to or profits earned by Novartis in connection with the Products) together with interest on such amount at LIBOR. The purchase price for the buy-out is payable in cash, or Common Stock, or a combination of the two. In the event of a buy-out, Novartis will retain certain marketing rights with respect to adult vaccines as to which it has then exercised its promotion rights. Chiron must provide notice to Novartis by January 1, 2002 as to whether it will exercise its buy-out right; if it does so, Chiron will have until January 1, 2005 to tender the purchase price for the buy-out.

    THE COOPERATION AND COLLABORATION AGREEMENT

    Novartis and the Company have also entered into the Cooperation and Collaboration Agreement regarding research and development collaborations, marketing and manufacturing arrangements, access of each party to the other party's technology and reciprocal "most-favored nation" rights regarding certain licenses. The agreement provides a mechanism by which either party may make specific proposals for areas of research and development collaboration with the other and retain a 90-day right of first negotiation with respect to such areas. Neither the Company nor Novartis has the right to enter into any material research and development collaboration related to the Company's strategic mission with any third party if such third party's only material contribution to the collaboration is expected to be funding, unless such party has first offered the other party the opportunity to enter into such collaboration on the same terms as such third party. These restrictions do not apply to collaborations with non-commercial sources of funding, including grants, or to financing arrangements with third parties in which the consideration to the third party is the return on financing. In addition, under the Cooperation and Collaboration Agreement, the parties have (i) a reciprocal right of first refusal with respect to marketing certain products developed by the other party or which the other party has the right to market and (ii) a reciprocal right of first negotiation with respect to manufacturing certain products developed by the other party or which the other party has the right to manufacture.

    The first collaboration project between the Company and Novartis under the Cooperation and Collaboration Agreement is in the field of combinatorial chemistry. In November 1995, the Company and Novartis entered into a collaboration agreement under which Novartis agreed to pay $26.0 million to Chiron, over a five-year period and subject to certain adjustments, in exchange for a non-exclusive, perpetual license to utilize Chiron's combinatorial chemistry techniques. In addition, the parties agreed to collaborate to utilize combinatorial chemistry technology to identify potential products in selected target areas. The agreement also provides for research funding by Novartis, and certain upfront, milestone and royalty payments, as well as product commercialization rights for both parties. In 1998, the Company recorded $6.0 million of revenues under the terms of the agreement.

    MARKET PRICE OPTION AGREEMENT

    Under a Market Price Option Agreement between Chiron and an affiliate of Novartis, the Company has granted to Novartis an option to purchase newly issued shares of equity securities directly from the Company at fair market value. The number of shares Novartis is permitted to purchase under the Market Price Option Agreement is subject to the standstill restrictions set forth in the Governance Agreement. See "Governance Agreement--Standstill". The option may be exercised at any time and also may be exercised repeatedly (subject to a minimum purchase of $1 million each time the option is exercised). Novartis may not exercise the option unless at the time of the exercise it owns shares representing at least 30% of the aggregate number of votes entitled to be voted in an election of directors of the Company. In addition, one of the following "exercise conditions" must be satisfied: (i) Novartis is legally restricted from purchasing equity securities from any person other than the Company (including any restriction resulting from Novartis' possession of non-public material information regarding the Company); (ii) there is insufficient liquidity in the open market to permit Novartis to purchase the number of shares it desires, either within the time period it desires or without unduly affecting the price of the shares, or (iii) Novartis' ownership interest in the Company at that time is below 50 percent and it wishes (and is permitted under then applicable standstill provisions of the Governance Agreement) to increase its ownership interest to above 50 percent (although if this is the only exercise condition that is satisfied, Novartis is not permitted to purchase shares that would increase its ownership interest above 51 percent).

    SUBSCRIPTION AGREEMENT

    Under a Subscription Agreement between Chiron and Novartis, the Company has the right to require Novartis to purchase Common Stock directly from the Company at fair market value, up to a maximum subscription amount. Currently, the subscription amount is $500 million. It will be reduced by the aggregate amount paid by Novartis or any of its affiliates for the purchase of equity securities from the Company or any of its subsidiaries, whether pursuant to the Market Price Option Agreement, the Governance Agreement, the Subscription Agreement or otherwise (other than securities purchased in connection with a collaboration under the Cooperation and Collaboration Agreement or securities issued under the R&D Funding Agreement). The subscription amount will be reduced by any increase in the amount of credit facilities guaranteed by Novartis, up to a maximum amount of $300 million. See "The Investment Agreement--Bank Debt Guarantee". Novartis' obligation to purchase shares pursuant to the Subscription Agreement is subject to the satisfaction of certain closing conditions.

    During fiscal year 1998, Novartis did not purchase any securities from the Company pursuant to the Market Price Option Agreement, the Subscription Agreement, or otherwise.

    THE NOVEMBER 1996 AGREEMENT

    In November 1996, in connection with the U.S. Federal Trade Commission's review of the merger between Ciba and Sandoz Limited which created Novartis, Chiron and Novartis entered into an agreement (the "November 1996 Agreement") pursuant to which Chiron agreed to grant royalty-bearing licenses to Rhone-Poulenc Rorer, Inc. and Novartis under certain Chiron patents relating to gene therapy. As partial consideration, Novartis agreed to pay to the Company up to an aggregate of $60 million over five years, of which $15 million was paid in fiscal year 1998. Novartis also agreed to cross-license to the Company certain Novartis-controlled gene therapy technologies.

    In 1994 the Company entered into an agreement with Novartis under which the Company agreed to promote Aredia-Registered Trademark- in the United States on behalf of Novartis until March 1997. Under the November 1996 Agreement, the parties agreed to renegotiate the Aredia-Registered Trademark- promotion arrangement to allow the Company to co-promote Aredia-Registered Trademark- with Novartis for a two-year period, following a six-month transition period. In December 1997, the parties agreed that the Company would terminate its co-promotion activities in April 1998. In fiscal year 1998, the Company recognized $9.8 million in co-promotion and sales fees related to Aredia-Registered Trademark-.

    In addition, under the November 1996 Agreement, Novartis has agreed to provide to the Company additional guarantees totaling $200 million to support the issuance of non-convertible debt in the event Chiron elects to prepay certain outstanding convertible debt.

    SERVICES PROVIDED TO CHIRON DIAGNOSTICS

    In connection with the acquisition by the Company of Chiron Diagnostics, Novartis agreed to continue for a reasonable period to provide to Chiron Diagnostics and its subsidiaries administrative and similar services and incidental research and development services at cost. Use of Novartis' services was expanded in those instances in which Novartis was determined to be the best available source for a particular service, and phased out in those instances in which more attractive alternative sources for a service were identified. In fiscal year 1998, the Company paid Novartis $329,000 for certain services, which consisted primarily of research and development services. On November 30, 1998 the Company sold Chiron Diagnostics to Bayer Corporation. Accordingly, the Company will no longer continue to receive these services.

    CASH PAYMENTS TO CERTAIN STOCK OPTION HOLDERS

    Under the Investment Agreement, persons who on November 20, 1994 held options under the Company's 1991 Stock Option Plan were granted the right to receive certain cash payments from Novartis. The payments are calculated on the spread between $29.25 and the exercise price of the option, and are payable on a fraction (37.33%) of the options which vest each year. The right to receive the payment vests over time as the underlying options vest and, once vested, is exercisable at any time the option is outstanding. For options which vested during 1995, optionees received the cash payment and were not required to surrender the underlying options. For options which vest before or after 1995, in order to receive the payment, the optionee is required to surrender the corresponding fraction (37.33%) of the underlying options. If any such cash payments to executive officers, either alone or when aggregated with other compensation, constitute an "excess parachute payment" within the meaning of Section 280G of the Internal Revenue Code and/or would subject such individuals to a tax under Section 4999 of the Internal Revenue Code, the Company may pay the officers such additional amounts as are necessary to assure that the net after-tax amount realized by the officers is the same as if this additional tax were not imposed. In fiscal year 1998, Novartis paid approximately $8.5 million to eligible option holders in connection with the surrender for cancellation of such options and reimbursed the Company for payroll taxes totaling approximately $384,446 associated with the payments.

    OTHER ARRANGEMENTS WITH NOVARTIS

    The Company and Novartis have entered into other product development and other arrangements, directly and through affiliates. No such other arrangements, either individually or in the aggregate, were material to the Company during fiscal year 1998.

RELATIONSHIP WITH BIOS CHILE

    In 1990, the Company entered into agreements with Bios Chile ("Bios"), a Chilean biotechnology company in which Dr. Pablo D.T. Valenzuela, Senior Vice President, Biologicals Research and Development, holds an ownership interest. Dr. Bernardita Mendez, Vice President, who is married to Dr. Valenzuela, is the daughter of the general manager of Bios. Under the agreements, as amended: (a) Dr. Valenzuela will be permitted to contribute up to 20 percent of his work time in any year to Bios; (b) Chiron acquired 19 percent of the outstanding stock of Bios upon payment of $100,000, plus an option to acquire up to 50 percent of the outstanding stock upon payment of an additional $100,000 to Bios; (c) Chiron agreed to contribute equipment to Bios with a value of $250,000 in the first year of the agreement and $50,000 a year for ten years thereafter; and (d) Chiron agreed to pay a maximum of $25,000 per year for each of the next ten years for reasonable costs and expenses incurred by Dr. Valenzuela while performing services for Bios. In return, Bios agreed to perform research services for Chiron valued at not less than $200,000 in the first year of the agreement and $50,000 a year for ten years thereafter. The agreement between the companies further contemplates the supply of certain biotechnological services and supplies by Bios to Chiron having a value of no less than $100,000 in each of the three years following its effective date. Chiron will have the right to commercialize, outside Latin America, any product of Bios and Bios will have the right to sell certain Chiron reagents for research purposes. In fiscal year 1998, the Company paid to Bios a total of $125,097 under various provisions of the above-mentioned agreements and under a separate agreement to develop protocols for the Company's former subsidiary, Chiron Diagnostics.

LOANS TO EXECUTIVE OFFICERS

    In June 1998, the Company provided a loan of $1 million to Mr. Lance, President and Chief Executive Officer, to acquire real property. The loan, which is non-interest bearing, is secured by a primary deed of trust on the property. Principal is payable in annual installments of $47,293 for a ten year period, with the outstanding principal balance due in full on June 22, 2008. As of the end of 1998, the amount outstanding on the loan to Mr. Lance was $1 million. During 1998, the largest aggregate amount outstanding on the loan was $1 million.

    Pursuant to the provisions of an executive loan program adopted by the Board of Directors to promote stock ownership by executive officers ("Executive Loan Program"), in June 1996 the Company provided a loan of $608,592 to Dr. Valenzuela to enable him to purchase 202,864 shares of Chiron

Common Stock through the exercise of a stock option. The outstanding principal balance was repaid in full on June 5, 1998. During 1998, the highest amount outstanding on the loan was $684,209.

    In April 1996, the Company provided a loan of $150,000 to Rajen Dalal, Vice President; President, Blood Testing Division, to acquire real property. The loan has a fixed interest rate of 8.25 percent per annum and is due in full on or prior to April 23, 2001. The loan is secured by a second deed of trust on the property. As of the end of 1998, the amount outstanding on the loan to Mr. Dalal was $162,375. During 1998, the highest amount of indebtedness outstanding on the loan was $162,375.

CERTAIN EMPLOYMENT AGREEMENTS

    Dr. Richard W. Barker entered into an agreement with the Company dated July 8, 1998. Dr. Barker served as President of Chiron Diagnostics until its sale to Bayer Corporation on November 30, 1998 and assumed the position of Senior Vice President, Corporate Development, of the Company following the sale. The July 8, 1998 agreement provides that Dr. Barker may resign within a reasonable transition period following the sale of Chiron Diagnostics if he is not offered the position of chief executive officer of the resulting diagnostics business. In lieu of any other severance payment, Dr. Barker will receive $800,000 from Chiron upon such termination of employment. If this $800,000 payment is made, the restricted share rights granted to Dr. Barker upon his initial employment with the Company will not vest. Dr. Barker has not been offered the position of chief executive officer of the combined Chiron and Bayer diagnostics business. Separately, on January 27, 1997, Dr. Barker entered into an agreement with the Company which sets forth the terms of the grant of restricted share rights with respect to 40,000 shares of the Company's Common Stock. The share rights vest on June 14, 2001 if Dr. Barker remains employed with the Company through such date, with provision for earlier pro rata vesting in the event that employment terminates by reason of death or disability or if employment is terminated by the Company other than for cause.

    Mr. William G. Green, Senior Vice President, Secretary and General Counsel, entered into an agreement with the Company in September 1990 which provides that the Company will maintain life insurance for him in the amount of $500,000 and that, in the event Mr. Green's contributions or premiums associated with health or dental insurance exceed $4,500 in any year, the Company will pay the excess.

    Mr. Sean P. Lance, President and Chief Executive Officer of the Company, entered into an agreement with the Company dated March 18, 1998 which provides
(i) for a base salary of $700,000 per year, which may be increased, but not decreased, annually by the Board of Directors; (ii) that Mr. Lance will participate in the Company's executive officer variable cash compensation program, under which he will receive a cash bonus equal to 100% of his base salary if the targeted level of performance is satisfied, with a maximum bonus of 200% if performance substantially exceeds the targeted level; (iii) that the Company will provide Mr. Lance with the lease of a company car and tax and financial services planning; (iv) that Mr. Lance will be granted options to purchase 750,000 shares of the Company's Common Stock under the Company's 1991 Stock Option Plan, as to which 125,000 shares will vest upon the first annual anniversary of Mr. Lance's employment with the Company, 475,000 shares will vest in 48 successive equal monthly installments commencing on the first anniversary of Mr. Lance's employment, and the remaining 150,000 option shares will vest on the fifth annual anniversary of Mr. Lance's employment, provided that 75,000 of the 150,000 may vest as early as the end of three years based upon attainment of certain performance goals; (v) Mr. Lance will participate in the Company's annual awards of long-term incentive compensation, presently awarded under the 1991 Stock Option Plan in the form of stock options, based upon performance as determined by the Board's Compensation Committee with a targeted value of the annual award at the grant date of 200% of Mr. Lance's base salary; (vi) the Company will reimburse customary expenses associated with Mr. Lance's relocation to California; and (vii) if Mr. Lance's employment with the Company is terminated other than for cause, or if Mr. Lance resigns for good reason, he will continue to receive (a) his base salary for three years following the termination date, provided he may elect to receive a lump sum payment equal to the discounted value of such salary; (b) in lieu of his cash bonus, a payment equal to three times the higher of his targeted bonus in the year of termination or his highest bonus during the preceding three years, payable over the salary continuation period or, at Mr. Lance's option, in a discounted lump sum; (c) continued health care and life insurance coverage for a three year period, subject to the payment by Mr. Lance of premiums not paid by the Company under the Company's cafeteria benefit plan;
(d) reasonable repatriation assistance; and (e) accelerated vesting of stock options that would otherwise have vested during the next three years following termination. Under the agreement, "good reason" is defined to include a substantial diminution in Mr. Lance's duties and responsibilities or the assignment to Mr. Lance of duties inconsistent with his position; relocation of the Company's headquarters more than 30 miles from its present location; reduction of Mr. Lance's base salary or failure to provide compensation at least equal to that provided for under compensation or benefit plans currently in effect; material breach by the Company of its obligations under Mr. Lance's employment agreement or the failure of the Company to obtain satisfactory agreement from any successor to the Company to assume Mr. Lance's employment agreement. The agreement further provides that no change in control, including any transaction in which Novartis increases its ownership interest in the Company, will itself constitute good reason. Pursuant to the March 1998 agreement, the Company provided Mr. Lance a loan in the principal amount of $1 million with a ten year term to purchase a residence. The agreement initially provided that the loan would bear interest at the applicable federal rate as defined in the Internal Revenue Code and would be forgiven over the period of Mr. Lance's service to the Company at the rate of 0.83333% of the principal amount thereof per month. In August 1998 the loan terms were amended. Under the amended terms, the loan is non-interest bearing and the principal amount of the loan is payable in annual installments of $47,293 over the life of the loan, with the principal balance of approximately $527,068 payable at final maturity. The provision for forgiveness of the loan has been eliminated. The Company has agreed to pay to Mr. Lance a special annual bonus of $47,293.

    Mr. Magnus Lundberg served as President, Chiron Vaccines and Therapeutics, until his resignation in March 1999. During his employment with the Company, Mr. Lundberg entered into agreements with the Company dated May 6, 1996, May 25, 1996, January 8, 1997, and March 17, 1998 which provided that (i) if Mr. Lundberg's employment with the Company were terminated other than for cause, the Company would pay to Mr. Lundberg severance pay equivalent to one year's salary and benefits; (ii) the Company would provide Mr. Lundberg with a leased automobile and would pay certain expenses associated with such automobile; and
(iii) the Company would provide to Mr. Lundberg a $3,000 monthly housing allowance during the period he continued to hold his position.

    Mr. James R. Sulat, Chief Financial Officer, entered into an agreement with the Company dated March 19, 1998 which provides (i) for a base salary of $300,000 per year; (ii) that Mr. Sulat will participate in the Company's executive officer variable cash compensation program, under which he is entitled to receive a cash bonus equal to 45% of his base salary if the targeted level of performance is satisfied, with a maximum bonus of 90% if performance substantially exceeds the targeted level; (iii) that Mr. Sulat will be granted options to purchase 150,000 shares of the Company's Common Stock under the Company's 1991 Stock Option Plan, as to which 25,000 option shares will vest on the first annual anniversary of Mr. Sulat's employment with the Company, 75,000 option shares will vest ratably monthly thereafter for 36 months, and 50,000 option shares will vest on the fifth annual anniversary of Mr. Sulat's employment; (iv) Mr. Sulat will be eligible to receive future grants of stock options under the Company's long-term incentive plan based upon individual, function and corporate performance; (v) if, within the first two years, Mr. Sulat's employment with the Company is terminated other than for cause, or if Mr. Sulat resigns for good reason, he will receive a minimum lump sum severance payment equal to the greater of one year's salary (declining in equal monthly increments to six months' base salary over the one year period commencing at the end of six months' employment with the Company) or the payment to which he would otherwise be entitled under any then effective Company severance plan, and accelerated vesting of that number of shares underlying his initial stock option grant that otherwise would have vested during the fraction of one year following his termination equal to the fraction of one year's base salary paid to him as severance; and (vi) if Mr. Sulat's employment is involuntarily terminated by the Company or its successor without cause within one year following a buyout transaction by Novartis, he will receive a minimum lump sum severance payment equal to the greater of one year's base salary or the payment to which he would otherwise be entitled under any then effective Company severance plan and full acceleration of the vesting of his initial stock option grant. Under the agreement, "good cause" is defined to include a substantial diminution in Mr. Sulat's duties and responsibilities; reduction of Mr. Sulat's base salary or failure to provide compensation and benefits at least equal to those provided generally to senior officers; a material breach by the Company of its obligations under Mr. Sulat's employment agreement or the failure of the Company to obtain satisfactory agreement from any successor to the Company to assume Mr. Sulat's employment agreement. The agreement further provides that no change in control, including any transaction in which Novartis increases its ownership interest in the Company, will itself constitute good reason.

    On January 27, 1998, Dr. Lewis T. Williams, Chief Scientific Officer and President, Chiron Technologies, entered into an agreement with the Company which provides that if Dr. Williams' employment with the Company is terminated other than for cause, the Company will pay to Dr. Williams a lump sum equal to three times his then existing base salary. The agreement further provides that any material reduction in Dr. Williams' compensation or in the scope of his authority and responsibility that is not reasonably acceptable to Dr. Williams will be treated as constructive termination entitling Dr. Williams to this severance payment. This lump sum severance agreement supercedes and replaces certain options granted to Dr. Williams pursuant to the Company's letter agreement with Dr. Williams dated July 15, 1994 to establish a research program in the event the Company terminated Dr. Williams' employment other than for cause. Under the January 1998 agreement, Dr. Williams was also granted restricted share rights with respect to 100,000 shares of the Company's Common Stock. The share rights vest in December 2002, with earlier full vesting upon a change in control of the Company (other than by reason of an increase in Novartis' ownership interest), and earlier pro rata vesting in the event Dr. Williams' employment is terminated by the Company without cause or upon termination of employment due to death or permanent disability (based on the actual number of months worked after December 1997 plus, in the case of termination without cause, 36 months).

PENSION AGREEMENTS

    The Company has entered into supplemental pension agreements with two Named Executive Officers: Mr. William G. Green and Dr. William J. Rutter.

    Mr. Green's supplemental pension agreement is a monthly benefit for life beginning at age 60. The benefit is based on an initial contribution of $110,000, plus an annual contribution for each year of service until Mr. Green reaches age 60, such that the annual contribution when added to the maximum employee and Company matching contribution under the Company's 401(k) Plan and any future retirement benefit will not be less than $20,000. This amount will be increased by an assumed seven percent interest rate compounded annually. Taking into account certain assumptions about Internal Revenue Code limitations, and assuming Mr. Green makes the maximum 401(k) contribution under the Chiron 401(k) Plan, and receives the maximum matching contribution each year, the actuarial equivalent of Mr. Green's benefit at age 65 would be $48,921 annually for life.

    In 1989, the Company entered into a supplemental benefits agreement with Dr. William J. Rutter, Chairman of the Board, under the terms of which the Company agreed to indemnify Dr. Rutter, up to an amount of $10,000 in any twelve-month period, for any University of California pension benefits he loses by reason of his change in status with the University from full-time to part-time. In 1996, under the terms of the Agreement, the Company paid Dr. Rutter $72,496, including interest, for the years 1991 through 1996, and in each of 1997 and 1998 the Company paid Dr. Rutter $10,000. The Company will continue to pay Dr. Rutter $10,000 per year after 1996 during his lifetime.

DIRECTOR INDEMNIFICATION AGREEMENTS

    The Company has indemnification agreements with directors that (i) confirm the present indemnity provided to them by the Company's Bylaws and give them assurances that this indemnity will continue to be provided despite future changes in the Bylaws and (ii) provide that, in addition, the directors shall be indemnified to the maximum extent permitted by law against all expenses (including attorneys' fees), judgments, fines, and settlement amounts incurred or paid by them in any action or proceeding, including any action by or in the right of the Company, on account of their service as a director, officer or similar official of any other company or enterprise when they are serving in such capacities at the request of the Company. The indemnification agreements further provide that expenses incurred by a director in such cases shall be paid by the Company in advance, subject to the director's obligation to reimburse the Company in the event it is ultimately determined that the director is not entitled to be indemnified for such expenses under any of the provisions of the indemnification agreement. However, no indemnity will be provided to any director under the agreements as described in clause (ii) of the first sentence of this paragraph on account of conduct which is finally adjudged to be knowingly fraudulent, deliberately dishonest, or to constitute willful misconduct. In addition, no indemnification will be provided if a final court adjudication shall determine that such indemnification is not lawful, or in respect of any suit in which judgment is rendered against a director for an accounting of profits made from a purchase or sale of securities of the Company in violation of Section 16(b) of the Exchange Act or of any similar statutory provision, or on account of any remuneration paid to a director which is finally adjudged to have been paid in violation of law. The indemnification agreements also contain provisions designed to protect the Company from unreasonable settlements or redundant legal expenditures.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Exchange Act requires the Company's officers and directors, and persons who own more than 10 percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission and to furnish copies of such reports to the Company.

    Based solely on the Company's review of the copies of such forms it has received and written representations from certain reporting persons that they were not required to file reports on Form 5 for 1998, the Company believes that all its officers and directors complied with all filing requirements applicable to them with respect to transactions during 1998, except that Dr. Strijkert filed a Form 4 two months after the surrender of options to acquire 1,720 shares of Common Stock to Novartis for cash. See "Cash Payments to Certain Stock Option Holders".

                             STOCKHOLDER PROPOSALS

    Stockholder proposals intended to be considered for inclusion in the Company's Proxy Statement for next year's Annual Meeting of Stockholders must be received at the Company's principal executive office by December 2, 1999. Such proposals may be included in next year's Proxy Statement if they comply with certain rules and regulations promulgated by the Securities and Exchange Commission.

    Stockholder proposals intended to be considered at this year's Annual Meeting received at the Company's principal executive office after February 22, 1999 will be considered untimely in accordance with Securities and Exchange Commission Rule 14a-5(e)(2). Proxy holders will vote in their discretion with respect to any such matter that may properly come before the Annual Meeting, absent contrary instructions.

                                 OTHER BUSINESS

    The Board of Directors is not aware of any other matter that may be presented for action at the Annual Meeting. In the event that any other matter requiring a vote of the stockholders is presented for action at the Annual Meeting, the enclosed proxy card gives authority to the persons listed on the card to vote at their discretion in the best interest of the Company.

                     ANNUAL REPORT AND FINANCIAL STATEMENTS

    The Company has chosen again this year to print summary financial information for fiscal year 1998 in its 1998 Annual Report, a copy of which is enclosed with this proxy material. The full audited consolidated financial statements of the Company and its subsidiaries and other required financial disclosures appear in the Company's Annual Report on Form 10-K for 1998, which accompanies the Annual Report.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          /s/ WILLIAM G. GREEN

                                          William G. Green,
                                          SECRETARY

April 1, 1999

                            CHIRON CORPORATION

                      ANNUAL MEETING OF STOCKHOLDERS

                          THURSDAY, MAY 13, 1999
                                10:00 a.m.

                            1450 53rd STREET
                          EMERYVILLE, CA  94608


CHIRON CORPORATION

4560 HORTON STREET, EMERYVILLE, CA 94608                                  PROXY
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THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

By signing this proxy, you appoint Sean P. Lance and William J. Rutter, and each of them, with full power of substitution, to vote all shares of Common Stock of Chiron Corporation which you are entitled to vote at the Annual Meeting and any adjournments or postponements thereof.

This proxy will be voted as you specify on the reverse. IF NO CHOICE IS SPECIFIED, THIS PROXY WILL BE VOTED "FOR" ALL NOMINEES LISTED IN ITEM 1 AND "FOR" ITEM 2.

                   SEE REVERSE FOR VOTING INSTRUCTIONS.

                          Please detach here
-------------------------------------------------------------------------------
Share Amounts

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THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL NOMINEES LISTED IN ITEM 1
AND "FOR" ITEM 2.

1.    Election of directors:  01  Lewis W. Coleman    02  Paul L. Herrling    / / Vote FOR        / / Vote WITHHELD
                              03  William J. Rutter   04  Jack W. Schuler         all nominees        from all nominees
                              05  Raymund Breu
                                                                               _______________________________
(INSTRUCTIONS:  TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDICATED NOMINEE,      /______________________________/
WRITE THE NUMBER(S) OF THE NOMINEE(S) IN THE BOX PROVIDED TO THE RIGHT.)

2.    Proposal to ratify the selection of KPMG LLP as independent             / / For   / / Against   / / Abstain
      auditors for the Company for fiscal year ending December 31, 1999.

3. In their discretion, the proxy holders are authorized to vote upon such other business that may properly come before the meeting or any adjournments or postponements thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS
GIVEN, WILL BE VOTED FOR EACH PROPOSAL.

Address Change? Mark Box   / /
Indicate changes below:                                                          Date ______________________________

-------------------------------------------
ADDRESS AREA                                                                     _______________________________
                                                                                /______________________________/

                                                                                Signature(s) in Box

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Please sign exactly as your name appears on this proxy card.  If your shares are held in joint tenancy, both persons should sign. If your shares are held by a corporation or partnership, please sign in full name of corporation or partnership by authorized person and provide the name and title of person signing the proxy. When signing as a trustee, administrator, guardian, executor or attorney, please include your title.

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Proxy #            Account #           Issue or Issuer #